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                                                                    Exhibit 99.1

                        SAFE HARBOR COMPLIANCE STATEMENT

         The Company believes that the following risks could cause the Company's actual results to differ materially.

                 RISKS RELATING TO OUR COMPANY AND OUR BUSINESS

WE HAVE NEVER BEEN PROFITABLE, ANTICIPATE CONTINUED LOSSES AND CANNOT GUARANTEE PROFITABILITY IN THE FUTURE. We have never been profitable and expect to continue to incur operating losses until at least the end of fiscal 2000. We may be unable to ever achieve profitability in the future. We have incurred net losses in each accounting period since we began operations in April 1996, including a net loss of $7,815,000 for the year ended December 31, 1999 and a net losses of $2,531,000 and $6,107,000 for the second quarter and first half of 2000, respectively. We expect to continue to make significant expenditures for sales and marketing, information technology and general and administrative functions. As a result, we will need to generate significant revenues to achieve profitability. Although our revenues have grown in recent quarters, we cannot assure you that we will achieve sufficient revenues for profitability. Even if we do achieve profitability, we cannot assure you that we can sustain or increase profitability on a quarterly or annual basis in the future. If revenues grow slower than we anticipate, or if operating expenses exceed our expectations or cannot be adjusted accordingly, our business, results of operations and financial condition will be materially and adversely affected.

WE CANNOT PREDICT OUR SUCCESS BECAUSE OUR BUSINESS MODEL IS UNPROVEN AND WE HAVE OPERATED OUR BUSINESS FOR ONLY A SHORT PERIOD OF TIME. Our business model is new to the aviation industry and our ability to generate revenues or profits is unproven. We have a limited operating history, which will make it difficult for you to evaluate our performance. Our prospects will be dependent upon our ability to effectively implement our business model and adapt to changes in the business-to-business e-commerce market. If our business model is not viable or if we are unable to identify and address changes in our markets, we will not be able to grow our business, compete effectively or achieve profitability. These factors could cause our stock price to fall significantly.

WE PRIMARILY RELY ON REVENUE FROM SUBSCRIPTIONS AND WE MAY NOT BE ABLE TO SUCCESSFULLY EXPAND OUR MEMBERSHIP BASE OR ESTABLISH ADDITIONAL REVENUE SOURCES. We currently generate revenues from e-commerce customers in the aviation industry who subscribe to our service. Our success will be dependent on our ability to expand our membership base within the aviation industry. While we have experienced increases in our subscriber base, there can be no assurance that our recent growth in subscriber base can be continued. In addition, our success will depend on our ability to generate additional revenues through the introduction of a transaction-based model and/or the expansion into new markets and industries. We cannot assure you that we will be successful in any efforts to generate additional revenues.

WE RECEIVE SUBSTANTIALLY ALL OF OUR REVENUE FROM PARTICIPANTS IN THE AVIATION INDUSTRY, SO A DOWNTURN IN THE AVIATION INDUSTRY COULD DAMAGE OUR BUSINESS. We receive substantially all of our revenue from members associated with the aviation industry, and we expect these revenues will account for substantially all of our revenues for the foreseeable future. Our dependence on members associated with the aviation industry makes us vulnerable to downturns in that industry. A downturn could lead our members to reduce their level of activity on our e-marketplace and cause some to cancel their subscription.

INTENSE COMPETITIVE PRESSURES IN THE BUSINESS-TO-BUSINESS E-COMMERCE MARKET MAY IMPEDE OUR ABILITY TO ESTABLISH A SUBSTANTIAL MARKET SHARE THAT WOULD ALLOW US TO BE PROFITABLE. The business-to-business e-commerce market is new, rapidly evolving, and intensely competitive, and we expect competition to further intensify in the future. Barriers to entry are minimal, and competitors may develop and offer services similar to ours in the future. Recent entrants into the business-to-business aviation parts market include an alliance of prominent aircraft parts manufacturers and aviation industry participants that have superior capital resources and established reputations in the industry. In addition, we expect that additional companies will offer competing e-commerce solutions in the future, and our business could be severely harmed if we are not able to compete successfully against current or future competitors. In addition, our members and partners may become competitors in the future. Increased competition is likely to result in price reductions, reduced gross margins and/or loss of market share, any of which could harm our business. Our actual and potential competitors vary in size and in the scope and breadth of the services they offer.

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QUARTERLY OPERATING RESULTS ARE SUBJECT TO SIGNIFICANT FLUCTUATIONS. Our
revenues and operating results may vary significantly from quarter to quarter due to a number of factors, not all of which are in our control. These factors include:

         - subscriber and advertiser demand for our solutions;

         - user traffic levels and activity on our e-marketplace;

         - seasonal fluctuations in Internet usage;

         - changes in the growth rate of Internet usage;

         - the commitment of e-commerce customers in the aviation industry who subscribe to our service;

         - the timing and amount of costs relating to the expansion of our operations;

         - changes in our pricing policies or those of our competitors;

         - the introduction of new solutions by us or our competitors;

         - costs related to acquisitions of technology or businesses; and

         - general economic and market conditions.

     Our revenues for the foreseeable future will remain dependent on user traffic levels and the commitment of e-commerce customers in the aviation industry who subscribe to our service. Such future revenues are difficult to forecast. In addition, we plan to significantly increase our operating expenses to increase our sales and marketing operations, to continue our expansion, to upgrade and enhance our technology, and to market and support our solutions. We may be unable to adjust spending quickly enough to offset any unexpected revenue shortfall. If we have a shortfall in revenues in relation to our expenses, or if our expenses precede increased revenues, then our business, results of operations and financial condition would be materially and adversely affected. Such a result would likely affect the market price of our common stock in a manner which may be unrelated to our long-term operating performance.

     Due to all of the foregoing factors and the other risks discussed in this section, you should not rely on quarter-to-quarter comparisons of our results of operations as an indication of future performance. It is possible that in some future periods our results of operations may be below the expectations of public market analysts and investors. In this event, the price of our common stock may fall.

IF WE FAIL TO EFFECTIVELY MANAGE OUR RAPIDLY EXPANDING OPERATIONS AND THE INCREASING USE OF OUR SERVICES, WE MAY LOSE MEMBERS OR INCUR SIGNIFICANT EXPENSES. Our success depends on effective planning and growth management. We will need to continue to improve our financial and managerial controls, reporting systems, and procedures, and we will need to continue to expand, train and manage our workforce. We continue to increase the scope of our operations and we have grown our workforce substantially. Our rapid growth has placed, and will continue to place, a significant strain on our management and operational systems and resources. If we do not successfully implement and integrate these new systems or if we fail to scale these systems to our growth, the performance of our Web site may suffer which would cause us to lose members. In addition, any failure could make us unable to operate with adequate, accurate and timely financial and operational information which could result in us incurring unnecessary and possibly damaging expenses.

BECAUSE OUR REVENUE IS DERIVED FROM PROVIDING E-MARKETPLACE ACCESS TO SUBSCRIBERS FOR AN ANNUAL SUBSCRIPTION FEE, THE CANCELLATION OR NON-RENEWAL OF THESE SUBSCRIPTIONS WOULD HURT OUR BUSINESS. We have generated substantially all of our revenues to date through member subscription fees for access to our e-marketplace. Generally, our subscription fees are paid on an annual basis, and these subscriptions may be terminated on short-term notice. We have expended significant financial and personnel resources and have expanded our operations on the assumption that our subscribers will renew these annual subscriptions. We do not have a sufficiently long history of operations to be able to predict renewal rates of our members. If our members fail to continuously renew, or if they terminate, their subscriptions, our revenues would be significantly reduced and our business could suffer dramatically.


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THERE IS A FINITE NUMBER OF POTENTIAL SUBSCRIBERS AND WE MAY BE UNABLE TO
DEVELOP OTHER MEANS OF GENERATING REVENUE, SO OUR GROWTH MAY BE LIMITED. A major element of our growth strategy is the expansion of our subscriber base. Our potential subscriber base is limited by the number of participants in the aviation market. Additionally, the barriers to entry which exist in the aviation market may limit the entry of additional subscribers into our e-marketplace. Accordingly, the number of potential subscribers to our e-marketplace is likely finite, in which case our revenues may be similarly limited if we cannot generate revenue through other means.

IF OUR SELLERS DO NOT PROVIDE TIMELY, PROFESSIONAL AND LAWFUL DELIVERY OF PRODUCTS TO OUR BUYERS, OUR MEMBERSHIP MAY DECREASE AND WE MAY HAVE LIABILITY. We rely on our sellers to deliver purchased parts and products to our buyers in a professional, safe and timely manner. If our sellers do not deliver the parts and products to our buyers in a professional, safe and timely manner, then our service will not meet customer expectations and our reputation and brand will be damaged. In addition, deliveries that are nonconforming, late or are not accompanied by information required by applicable laws or regulations, could expose us to liability or result in decreased adoption and use of our solution, which could have a negative effect on our business, results of operations and financial condition.

WE CANNOT GUARD AGAINST HARM TO OUR BUSINESS FROM THE FRAUDULENT ACTIVITIES OF THIRD PARTIES ON OUR WEB SITE. Our future success will depend largely upon sellers reliably delivering and accurately representing their listed products and buyers paying the agreed purchase price. We do not take responsibility for the delivery of payment or goods to any member. We have received in the past, and anticipate that we will receive in the future, communications from members who did not receive the purchase price or the products that were to be exchanged. While we can suspend the privileges of members who fail to fulfill their delivery or payment obligations, we do not currently have the ability to require sellers to deliver products or buyers to make payments. We do not compensate members who believe they have been defrauded by other members. Any negative publicity generated as a result of fraudulent or deceptive conduct by members of our e-marketplace could damage our reputation and diminish the value of our brand name. We may in the future receive requests from members for reimbursement or threats of legal action against us if no reimbursement is made. Any resulting litigation could be costly for us, divert management attention, result in increased costs of doing business, lead to adverse judgments, or otherwise harm our business.

IF WE ARE UNABLE TO IMPLEMENT ADEQUATE MEASURES TO MAINTAIN THE VALUE OF OUR INTELLECTUAL PROPERTY AND INTERNET DOMAIN NAME, OUR ABILITY TO COMPETE MAY BE SEVERELY HARMED. As an Internet company, our current and future copyrights, service marks, trademarks, patents, trade secrets, domain name and similar intellectual property, if any, are especially vital to our success. Despite our precautions, unauthorized third parties may infringe or misappropriate our intellectual property, copy portions of our services or reverse engineer or obtain and use information that we regard as proprietary. Any infringement or misappropriation of our intellectual property or proprietary information could make it difficult for us to compete. In addition, we currently hold various Internet Web addresses relating to our network, including the domain name "PARTSBASE.COM." If we are not able to prevent third parties from acquiring Web addresses that are similar to our addresses, third parties could acquire similar domain names which could create confusion that diverts traffic away from our e-marketplace to other competing Web sites.

OTHER PARTIES MAY ASSERT CLAIMS AGAINST US THAT WE ARE INFRINGING UPON THEIR INTELLECTUAL PROPERTY RIGHTS, WHICH COULD HARM OUR FINANCIAL CONDITION AND ABILITY TO COMPETE. We cannot be certain that our services do not infringe upon the intellectual property rights of others. Because patent applications in the United States are not publicly disclosed until the patent is issued, applications may have been filed which relate to services similar to those offered by us. We may be subject to legal proceedings and claims from time to time in the ordinary course of our business, including claims of alleged infringement of the trademarks and other intellectual property rights of third parties. If our services violate third-party proprietary rights, we cannot assure you that we would be able to obtain licenses to continue offering such services on commercially reasonable terms, or at all. Any claims against us relating to the infringement of third-party proprietary rights, even if not meritorious, could result in the expenditure of significant financial and managerial resources and for injunctions preventing us from distributing these services. Such claims could severely harm our financial condition and ability to compete.


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IF WE ARE UNABLE TO LICENSE THIRD-PARTY TECHNOLOGIES OR EFFECTIVELY INTEGRATE
THEM, WE MAY EXPERIENCE DELAYS IN DEVELOPMENT OR EXPANSION OF OUR BUSINESS. The e-commerce market is rapidly evolving and we have and will depend on third-party software and other technology for the effective operation of our Web site and business. We may not be able to license or renew the license for these technologies on terms favorable to us or at all. Our inability to obtain necessary third-party licenses could delay the continued development of our business and services which could result in a loss of members, slow our growth and severely harm our business. In addition, even if we are able to license needed technology, we may not be able to successfully integrate such technology into our operations which could also result in a loss of members, slow our growth and severely harm our business.

RISKS RELATED TO THE INTERNET AND E-COMMERCE INDUSTRIES

OUR GROWTH MAY BE IMPAIRED IF THE INTERNET IS UNABLE TO ACCOMMODATE GROWTH IN E-COMMERCE. Our success depends on the widespread use of and growth in the use of the Internet for retrieving, sharing and transferring information among buyers and sellers in the aviation parts market. If the Internet cannot accommodate growth in e-commerce or experiences periods of poor performance, the growth of our business may suffer. Our ability to sustain and improve our services is limited, in part, by the speed and reliability of the networks operated by third parties. Consequently, the emergence and growth of the market for our services is dependent on improvements being made to the Internet infrastructure to alleviate overloading and congestion. Additionally, the possible slow adoption of the Internet as a means of commerce by businesses may harm our prospects. Even if the Internet is widely adopted as a means of commerce, the adoption of our network for procurement, particularly by companies that have relied on traditional means of procurement, will require broad acceptance of e-commerce and online purchasing. In addition, companies that have already invested substantial resources in traditional methods of procurement, or in-house e-commerce solutions, may be reluctant to adopt our e-commerce solution, thus impairing the growth of our member base and revenue potential.

THE SECURITY RISKS RELATED TO E-COMMERCE MAY CAUSE MEMBERS TO REDUCE THE USE OF OUR SERVICES, AND ATTEMPTING TO GUARD AGAINST THESE RISKS MAY CAUSE US TO INCUR SIGNIFICANT COSTS AND EXPENSES. A fundamental requirement to conduct business-to-business e-commerce is the secure transmission of information over public networks. If our members are not confident in the security of e-commerce, they may not effect transactions on our e-marketplace or renew their subscriptions, which would severely harm our business. There can be no guarantee that advances in computer capabilities, new discoveries in the field of cryptography, or other developments will not result in the compromise or breach of the algorithms that we use to protect content and transactions on our e-marketplace or proprietary information in our databases. We may be required to incur significant costs to protect against security breaches or to alleviate problems caused by breaches. Further, a well-publicized compromise of security could deter people from using the Internet to conduct transactions that involve transmitting confidential information. Our failure to prevent security breaches, or well-publicized security breaches affecting the Internet in general, could adversely affect the willingness of our members to use our services.

IF OUR SELLERS FAIL TO PROVIDE TIMELY AND ACCURATE INFORMATION, OUR MEMBERSHIP BASE AND POTENTIAL REVENUE MAY DECLINE. Our members use our service in large part because of the comprehensive breadth and accuracy of our databases. It is our responsibility to load seller product information into our database and categorize the information for search purposes. However, we are dependent on our sellers to provide us in a timely manner with accurate, complete, and current information regarding inventory. If our timely loading of this information is impaired, this could result in member dissatisfaction and a loss of members.

WE MAY NOT BE ABLE TO KEEP UP WITH TECHNOLOGICAL ADVANCEMENTS, WHICH COULD RESULT IN A LOSS OF MEMBERS AND HARM OUR ABILITY TO COMPETE. The market for Internet commerce is characterized by rapid change, evolving industry standards and the frequent introduction of new technological products and services. The introduction of new technology, products, services or standards may prove to be too difficult, costly or simply impossible to integrate into our existing systems. Moreover, innovations could render obsolete our existing or any future products and services. Our ability to remain competitive will also depend heavily upon our ability to maintain and upgrade our technology products and services. We must continue to add hardware and enhance software to accommodate any increased content and use of our Web site. If we are unable to increase the data storage and processing capacity of our systems at least in pace with the growth in demand, our Web site may fail to operate at an optimal level for unknown periods of time. As a relatively small company in the market for Internet commerce, we will be in a position of responding to technological changes rather than establishing them. Any difficulty keeping pace with technological advancements could hurt our ability to retain members and effectively compete.


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BECAUSE WE DO NOT MAINTAIN A REDUNDANT SYSTEM, ANY SYSTEM FAILURE COULD DELAY OR
INTERRUPT OUR SERVICE WHICH COULD SEVERELY HARM OUR BUSINESS AND RESULT IN A
LOSS OF MEMBERS. Our ability to successfully maintain an e-commerce marketplace and provide acceptable levels of customer service depends largely on the efficient and uninterrupted operation of our computer and communications hardware and network systems. Any interruptions could severely harm our business and result in a loss of members. Our computer and communications systems are located in Boca Raton, Florida. Although we periodically back up our databases to tapes and store the backup tapes offsite, we have not maintained a redundant site. As a result, our systems and operations are particularly vulnerable to damage or interruption from human error, sabotage, fire, flood, hurricane, power loss, telecommunications or equipment failure, and similar events. We cannot assure you that we will not experience system failures in the future. Moreover, we have experienced delays and interruptions in our telephone and Internet access which have prevented members from accessing our e-marketplace and customer service department. Furthermore, we do not have a formal disaster recovery plan and do not carry sufficient business interruption insurance to compensate us for losses that may occur as a result of any system failure, and therefore the occurrence of any system failure or similar event could harm our business dramatically.

DEFECTS IN THE COMPLEX SOFTWARE ON WHICH OUR SERVICES DEPEND COULD CAUSE SERVICE INTERRUPTIONS THAT COULD DAMAGE OUR REPUTATION AND HARM OUR BUSINESS. Unlike many traditional suppliers and distributors of aviation parts, we are wholly dependent on the error-free functioning of our Web site and its associated software. Our e-marketplace depends on complex software developed internally and by third parties. Moreover, we are relying on third-party software to implement our transaction-based model, which software has not yet been integrated into our system. Software often contains defects, particularly when first introduced or when new versions are released. Our testing procedures may not discover software defects that affect our new or current services or enhancements until after they are deployed. These defects could cause service interruptions, which could damage our reputation or increase our service costs, cause us to lose revenue, delay market acceptance, or divert our development resources, any of which could severely harm our business, financial condition, and results of operations.

WE COULD FACE LIABILITY FOR INFORMATION RETRIEVED FROM OR TRANSMITTED OVER THE INTERNET AND LIABILITY FOR AIRCRAFT PRODUCTS SOLD OVER THE INTERNET. We could be exposed to liability with respect to third-party information that may be accessible through our Web site. If any third-party content information provided on our Web site contains errors, consumers potentially could make claims against us for losses incurred in reliance on that information. In addition, because defective aviation products can result in substantial losses of property or life, we have a relatively greater risk of being exposed to product liability claims arising out of or relating to aviation parts and products sold through our Web site, which could result in us incurring substantial defense costs and, if successful, liability, either of which could severely harm our business. We currently carry no policies which would insure us against product liability claims.

RISKS ASSOCIATED WITH POTENTIAL ACQUISITIONS OR INVESTMENTS. We may acquire or make investments in complementary businesses, products, services or technologies. From time to time we may have discussions with companies regarding our acquiring, or investing in, their businesses, products, services or technologies. We cannot assure you that we will be able to identify suitable acquisition or investment candidates. Even if we do identify suitable candidates, we cannot assure you that we will be able to make such acquisitions or investments on commercially acceptable terms. If we buy a company, we could have difficulty in assimilating that company's personnel and operations. In addition, the key personnel of the acquired company may decide not to work for us. If we make other types of acquisitions, we could have difficulty in assimilating the acquired products, services or technologies into our operations. These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations due to accounting requirements such as goodwill. Furthermore, we may incur debt or issue equity securities to pay for any future acquisitions. The issuance of equity securities could be dilutive to our existing stockholders.

FUTURE GROWTH OF OUR OPERATIONS MAY MAKE ADDITIONAL CAPITAL OR FINANCING NECESSARY. We anticipate that we have sufficient working capital to meet our working capital needs for at least the next 12 months. However, we may need to raise additional funds in the future in order to:

-        finance unanticipated working capital requirements;
-        develop or enhance existing services or products;


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-        respond to competitive pressures; and
-        acquire complementary businesses, technologies, content or products.

We cannot be certain that we will be able to obtain needed funds on favorable terms, if at all. If we decide to raise funds by issuing additional equity securities, investors in our common stock may experience additional dilution.

WE MAY BE UNABLE TO OBTAIN SUFFICIENT FUNDS TO EFFECTIVELY OPERATE OUR BUSINESS WHICH COULD DAMAGE OUR COMPETITIVE POSITION. In the rapidly evolving and highly competitive e-commerce industry, our future prospects will depend heavily on our ability to take advantage of new business opportunities and respond to technological developments. There can be no assurances that we will have sufficient capital resources to respond to business opportunities, technological advancements and competitive pressures. A lack of capital resources could seriously damage our competitive position and prospects.

YOU MAY EXPERIENCE SIGNIFICANT VOLATILITY IN THE MARKET VALUE OF YOUR SHARES AND MAY BE UNABLE TO SELL OUR STOCK ON TERMS FAVORABLE TO YOU. Because we have limited tangible or other assets and no history of profitability, it will be difficult for investors in the public market to determine the intrinsic value of our shares. In addition, our initial market capitalization and public float is small relative to other public companies in the business-to-business e-commerce or other sectors. As a result, the price at which our common stock trades may be more volatile than those of other public companies and, as a result, it may be more difficult for you to sell our stock on terms favorable to you. In addition, any significant volatility in the market price of our common stock could result in the initiation of securities class action litigation which could divert our management and financial resources from more productive uses.

SHARES ELIGIBLE FOR FUTURE SALE BY OUR EXISTING STOCKHOLDERS MAY ADVERSELY AFFECT OUR STOCK PRICE. We have 14,087,500 shares of common stock outstanding. Of these shares 3,500,000 shares are freely tradable without restrictions under the Securities Act of 1933. All or substantially all of the remainder of our outstanding shares are eligible for resale in the public market commencing in September 2000. The market price of our common stock could drop due to the sales of a large number of shares of our common stock or the perception that sales could occur.

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